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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                            YEARS ENDED DECEMBER 31,
                                               --------------------------------------------------
                                                 2000       1999      1998      1997       1996
                                               --------   --------   ------   --------   --------
Earnings:
  Income from continuing operations before
     income taxes and extraordinary gain
     (loss)..................................  $1,595.3   $  585.7   $403.7   $  703.0   $  773.3
  Add:
     Interest expense -- net.................     659.1      555.7    499.6      442.2      409.3
     Rental expense representative of
       interest
       factor................................      27.6       28.2     24.1       24.4       27.5
     Interest accrued -- 50% owned
       companies.............................       8.7        7.5      6.2         --        1.3
     Minority interest in income and
       preferred returns of consolidated
       subsidiaries..........................      51.4       35.8      6.3        3.8        1.4
     Equity losses in less than 50% owned
       companies.............................      16.5       13.0       --         --         --
     Other...................................      (8.3)      (3.6)     7.6        3.1        5.7
                                               --------   --------   ------   --------   --------
          Total earnings as adjusted plus
            fixed charges....................  $2,350.3   $1,222.3   $947.5   $1,176.5   $1,218.5
                                               ========   ========   ======   ========   ========
Combined fixed charges and preferred stock
  dividend requirements:
  Interest expense -- net....................  $  659.1   $  555.7   $499.6   $  442.2   $  409.3
  Capitalized interest.......................      49.4       34.6     13.8       15.5        8.2
  Rental expense representative of interest
     factor..................................      27.6       28.2     24.1       24.4       27.5
  Pretax effect of dividends on preferred
     stock of the Company....................        --        5.1     12.4       16.1       16.2
  Pretax effect of dividends on preferred
     stock and other preferred returns of
     subsidiaries............................      44.2       26.7       --         --         --
  Interest accrued -- 50% owned companies....       8.7        7.5      6.2         --        1.3
                                               --------   --------   ------   --------   --------
          Combined fixed charges and
            preferred stock dividend
            requirements.....................  $  789.0   $  657.8   $556.1   $  498.2   $  462.5
                                               ========   ========   ======   ========   ========
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements...............................      2.98       1.86     1.70       2.36       2.63
                                               ========   ========   ======   ========   ========
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